Exhibit 99.2

Overall Commentary

•	Delta expects to generate an operating margin of 1 to 3% for the March quarter. This result represents a significant improvement over the prior year period, despite $250 million higher fuel costs.
•	March quarter unit revenues are forecast to improve by 12 - 13% versus prior year, as we continue to see strength from corporate revenues, investments in our product, and the benefit of our capacity discipline. We expect revenue improvements to fully cover the quarter’s fuel cost increase.
•	Delta projects a March quarter all-in fuel price of $3.27 per gallon, up 13% on a year-over-year basis.
•	Non-fuel unit costs for the quarter are forecast to be 3 - 4% higher than prior year period on 3 - 4% lower capacity. Delta is implementing a number of programs over the next 12 to 24 months aimed at improving productivity and reducing non-fuel unit costs to a target of 8.40 cents.

Liquidity

•	Delta expects to end the March quarter with $5.6 billion in unrestricted liquidity, including $1.8 billion of undrawn revolving credit facilities.
•	The company expects to generate $300 million of free cash flow during the quarter.

Guidance

March Quarter 2012
Operating margin	1–3%
Consolidated fuel price, including taxes, settled hedges and option premiums	$ 3.27

Capital expenditures	$450 - 500 million

Cargo and other revenue	$1.1 - 1.2 billion

Non-operating expense	$250 - 300 million

March Quarter 2012 vs. March Quarter 2011

Passenger unit revenue	Up 12 - 13%

Consolidated CASM, excluding fuel	Up 3 - 4%

System capacity	Down 3 - 4%
Domestic	Down 2 - 3%
International	Down 4 - 5%

Ancillary Business Expense

•	Delta excludes expenses related to its ancillary businesses from its unit cost guidance. Ancillary businesses include third-party Maintenance Repair and Overhaul, Delta Global Services, MLT Vacations and Delta Private Jets. Delta expects to record approximately $230 million of ancillary business expense in the March quarter. The revenue associated with these ancillary businesses is included in Other Revenue guidance.
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Taxes

•	Delta’s effective tax rate for reporting purposes is expected to be 0%.

Share count

•	Delta expects approximately 843 million weighted average shares outstanding.

Notes:

Delta’s guidance for the March quarter 2012 in this investor update excludes special items.  Delta excludes special items because management believes the exclusion of these items is helpful to investors in evaluating the company’s recurring operational performance.  Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Forward Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of the rapid spread of contagious illnesses; and the effects of terrorist attacks.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of March 13, 2012, and which we have no current intention to update.

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Note: The following table shows a reconciliation of a non-GAAP financial measure. The reason Delta uses this measure is described below.

Delta sometimes uses information that is derived from our Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information is considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Delta is unable to reconcile certain forward-looking projections to GAAP for future periods as the nature or amount of special items cannot be estimated at this time.

Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash.

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Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Three Months Ended
March 31, 2012
(in millions)	Projection
Net cash provided by operating activities (GAAP)	$700 to $750
Net cash used in investing activities (GAAP)	(400) to (450)
Total free cash flow	$300

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